 UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

 (Rule 14a-101)

 Information Required in Proxy Statement

 Schedule 14A Information

 Proxy Statement Pursuant to Section 14(a) of

 the Securities Exchange Act of 1934 (Amendment No. )

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CĪON INVESTMENT CORPORATION
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Dear Shareholder,

Recently, you received proxy materials by e-mail or mail from CION Investment Corporation (“CION”) or your brokerage firm advising you that we are taking our first step as a company listed on the New York Stock Exchange (NYSE) - seeking shareholder approval to permit CION to incur additional leverage within the limitations of Section 61(a)(2) of the Investment Company Act of 1940 (the Leverage Proposal).

We want to advise you that the proxy materials received by certain shareholders could have included (i) if received by mail, a proxy statement with multiple voting ballots, or (ii) if received by e-mail, multiple e-mails at or around the same time. This is not an error and is solely due to certain changes recently approved by shareholders and implemented by management, including the NYSE listing.

If you have received multiple voting ballots or multiple e-mails at or around the same time, you should vote each and every voting ballot or click in the hyperlink for voting within each and every e-mail received in order to vote all of your shares. If you continue to receive additional mailings or e-mails from CION requesting your vote, you have unfortunately not voted all of your shares.

We urge you to carefully read the proxy materials, including the proxy statement, as they describe in detail the Leverage Proposal to be considered by CION’s shareholders at the Special Meeting of Shareholders to be held virtually on December 30, 2021 at 5:00 p.m. Eastern Time. The proxy materials are available at www.proxyvote.com.

CION’s proxy solicitor, Broadridge Financial Services, Inc. (Broadridge), will begin calling shareholders in approximately one week and plans to continue to call shareholders who have not voted until the required votes approving the Leverage Proposal are received. Once your vote has been received, Broadridge will remove you from the call list.

As a result, we encourage you to vote on the Leverage Proposal at your earliest convenience using one of the following quick and easy methods: